Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”) dated as of January 22, 2019 between TESARO, INC. (the “Company”) and U.S. BANK NATIONAL ASSOCIATION, as trustee under the Indenture referred to below (the “Trustee”). All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Indenture (as defined below).

W I T N E S S E T H :

WHEREAS, the Company and the Trustee have heretofore executed and delivered an indenture, dated as of September 29, 2014 (the “Base Indenture”), as supplemented by that certain First Supplemental Indenture, dated as of September 29, 2014, (the “First Supplemental Indenture,” and together with the Base Indenture and the Second Supplemental Indenture, the “Indenture”) between the Company and the Trustee, relating to the Company’s 3.00% Convertible Senior Notes due 2021 (the “Notes”);

WHEREAS, the Company is a party to that certain Agreement and Plan of Merger, dated as of December 3, 2018 (the “Merger Agreement”), by and among GlaxoSmithKline plc, a public limited company organized under the laws of England and Wales (“Parent”), Adriatic Acquisition Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of the Parent (“Purchaser”), and the Company, pursuant to which Purchaser will merge with and into the Company, with the Company continuing as the surviving corporation and wholly-owned subsidiary of the Parent (the “Merger”);

WHEREAS, subject to the terms and conditions contained in the Merger Agreement, all the issued and outstanding shares of common stock, par value $0.0001 per share, (each a “Share” and, collectively, the “Shares”) will be converted into the right to receive an amount in cash equal to the offer price of $75.00 per share (the “Merger Consideration”) payable net to the holders of the Shares in cash, without interest, subject to any withholding taxes required by applicable Law. Upon the consummation of the Merger, all Shares will no longer be outstanding and will cease to exist;

WHEREAS, the Merger will constitute a Merger Event under the Indenture;

WHEREAS, in connection with the foregoing, Section 4.07(a) of the First Supplemental Indenture provides that the Company shall execute a supplemental indenture providing that each Note shall, without the consent of any Holders, become convertible into Reference Property (as defined below);

WHEREAS, pursuant to Section 8.01 of the First Supplemental Indenture, the parties hereto are authorized to execute and deliver this Second Supplemental Indenture;

WHEREAS, the Company desires that the Trustee join with it in execution and delivery of this Second Supplemental Indenture, and in accordance with Sections 8.03, 9.03 and 11.03 of the First Supplemental Indenture, has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel responsive to and in compliance with the matters stated therein; and

WHEREAS, each party hereto has duly authorized the execution and delivery of this Second Supplemental Indenture and has done all things necessary to make this Second Supplemental Indenture a valid agreement in accordance with its terms.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I
Defined Terms

Section 1.01. Defined Terms.  As used in this Second Supplemental Indenture, terms defined in the Base Indenture and the First Supplemental Indenture or in the preamble or recital thereto are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Effect of Merger

Section 2.01. Conversion of Notes.  In accordance with Section 4.07(a) of the First Supplemental Indenture, from and after the effective time of the Merger, the right to convert each $1,000 principal amount of the Notes shall be changed to a right to convert such principal amount of Notes into cash (the “Reference Property”) in an amount initially equal to (x) the Conversion Rate in effect immediately prior to the Merger (as increased, if at all, pursuant to Section 4.06 of the Indenture), multiplied by (y) the Merger Consideration. The provisions of the First Supplemental Indenture, as modified herein, shall continue to apply, mutatis mutandis, to the Holders’ right to convert the Notes into the Reference Property.

Section 2.02. Effectiveness.  This Second Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee and as of the date hereof.  The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth herein, as supplemented hereby.

ARTICLE III
Miscellaneous

Section 3.01. Governing Law.  Notwithstanding Section 1.11 of the Base Indenture, the Second Supplemental Indenture, and any claim, controversy or dispute arising under or related to the Indenture or the Notes, shall be governed by, and construed in accordance with, the laws of the State of New York, (without regard to the conflicts of laws provisions thereof other than Section 5-1401 of the General Obligations Law or any successor thereto).

Section 3.02. Waiver of Jury Trial.  EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL

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PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.03. Jurisdiction.  The Company hereby irrevocably consents to the jurisdiction of the courts of the State of New York and the courts of the United States of America located in the City of New York and the County of New York, over any suit, action or proceeding with respect to the Indenture or the Notes or the transactions contemplated hereby.  The Company waives any objection that it may have to the venue of any suit, action or proceeding with respect to the Indenture or the Notes or the transactions contemplated hereby in the courts of the State of New York or the courts of the United States of America, in each case, located in the City of New York and County of New York, or that such suit, action or proceeding brought in the courts of the State of New York or the United States of America, in each case, located in the City of New York and County of New York was brought in an inconvenient court and agrees not to plead or claim the same.  The Company hereby irrevocably appoints Corporation Service Company, 1180 Avenue of the Americas, Suite 210, New York, NY 10036, as its authorized agent in the State of New York upon which process may be served in any such suit or proceedings, and agrees that service of process upon such agent shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding.  The Company further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for the term of the Indenture.  Nothing in the Indenture shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

Section 3.04. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as supplemented hereby, the Indenture, as amended and supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 3.05. Benefits of Second Supplemental Indenture. Nothing in this Second Supplemental Indenture, express or implied, is intended or shall be construed to give any person, other than the parties hereto, any agent, any registrar, any successors to the foregoing hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim in respect of this Second Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.06. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, and such counterparts shall together constitute but one and the same instrument.

Section 3.07. Effect on Successors and Assigns.  All agreements of the Company and the Trustee in this Second Supplemental Indenture and the Notes shall bind their respective successors.

Section 3.08. Trustee’s Disclaimer.  The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same.  The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture or of the Notes.

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IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

TESARO, INC., as the Company

By:	/s/ Timothy R. Pearson
Name: Timothy R. Pearson
Title: Executive Vice President and Chief Financial Officer

(Signature Page to Second Supplemental Indenture)

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Christopher J. Grell
Name: Christopher J. Grell
Title: Vice President

(Signature Page to Second Supplemental Indenture)